UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2018

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Stony Hill Road Suite 200 Yardley, Pennsylvania	19067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 13, 2018, Alliqua BioMedical, Inc. (the “Company”), AquaMed Technologies, Inc., a wholly owned subsidiary of the Company (the “Guarantor”), and Perceptive Credit Holdings, L.P. (“Perceptive”) entered into an Amendment Agreement (the “Amendment Agreement”), pursuant to which the parties agreed to certain amendments and modifications to the terms of the Credit Agreement and Guaranty, dated May 29, 2015, by and among the Company, the Guarantor and Perceptive (the “Credit Agreement”). The Amendment Agreement provides for, among other things, an additional bridge term loan to the Company in the aggregate principal amount of $2,000,000 (the “Bridge Loan”) pursuant to a bridge loan note (the “Bridge Loan Note”). Under the Amendment Agreement, the Company agreed to pay an upfront fee of $250,000 and all fees, costs and expenses payable pursuant to the Credit Agreement (including reasonable attorney’s fees of Perceptive). The Bridge Loan Note bears interest at a rate per annum equal to the sum of (i) the greater of (x) LIBOR and (y) 1%, plus (ii) an applicable margin of 9.75%. The Bridge Loan Note matures on the earlier of (i) April 30, 2018 and (ii) the closing date in connection with the previously announced Asset Purchase Agreement, by and between the Company and Celularity Inc, dated January 5, 2018 (the “Asset Purchase Agreement”).

The foregoing descriptions of the Amendment Agreement and Bridge Loan Note do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment Agreement and Bridge Loan Note, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2018, Brian Posner delivered his resignation as Chief Financial Officer, Secretary and Treasurer of the Company, effective April 1, 2018, to pursue another professional opportunity. Mr. Posner will continue to serve as the Company’s principal financial officer through April 1, 2018.

In connection with his resignation, on March 15, 2018, the Company and Mr. Posner entered into a general release and severance agreement (the “Separation Agreement”), which becomes effective on the eighth day following execution without revocation. Pursuant to the Separation Agreement, Mr. Posner released the Company from any and all claims. In consideration of the Separation Agreement and his general release of claims, Mr. Posner is entitled (i) to his 2017 performance bonus in the amount of $118,310.40 (less applicable taxes and other withholdings), and (ii) in the event of the final consummation of the Company’s sale of substantially all of its assets to Celularity, Inc. pursuant to the Asset Purchase Agreement, provided such transaction occurs on or before September 30, 2018 (the “Sale Consummation”): (A) severance pay in an amount equal to his base salary for twelve (12) months, less applicable taxes and other withholdings, payable in a lump sum payment on or before the thirtieth (30th) day following the date of the Sale Consummation, and (B) the stock options and restricted stock previously granted to Mr. Posner: (1) shall remain outstanding and eligible for vesting as if he were employed by the Company through the date of the Sale Consummation and shall become fully and immediately vested upon the Sale Consummation, and (2) the stock options shall remain exercisable for two (2) years following April 1, 2018, or, if sooner, until the end of the applicable stock option’s term.

The foregoing description of the Separation Agreement is qualified in its entirety by the full text of the Separation Agreement, which is attached hereto as Exhibit 10.3 and is incorporated by reference herein.

On March 15, 2018, the Company appointed Joseph M. Warusz as its Chief Financial Officer, effective April 1, 2018. Mr. Warusz was not appointed pursuant to any arrangement or understanding between the Mr. Warusz and the Company or any other person or entity.

Mr. Warusz, age 61, from 2011-2016, served as the Vice-President Finance and Chief Financial Officer of Soligenix, Inc., with responsibility for financial and operational leadership, developing and executing financing strategies, and all corporate governance and governmental compliance.

Mr. Warusz holds an MBA in finance and a Bachelor of Science degree in accounting from Drexel University and is a certified public accountant.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Amendment Agreement, dated March 13, 2018, by and among Alliqua BioMedical, Inc., AquaMed Technologies, Inc. and Perceptive Credit Holdings, LP.
10.2	Bridge Loan Note, dated March 13, 2018, by and among Alliqua BioMedical, Inc., AquaMed Technologies, Inc. and Perceptive Credit Holdings, LP.
10.3	General Release and Severance Agreement, dated March 15, 2018, by and between Alliqua BioMedical, Inc. and Brian Posner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: March 15, 2018	By:	/s/ Brian Posner
Name: Brian Posner
Title: Chief Financial Officer